Exhibit 10.2
AMENDED AND RESTATED EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT – NOTICE OF GRANT
Evoqua Water Technologies Corp. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) Restricted Stock Units (the “Restricted Stock Units”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. Each Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 5 of the Award Agreement.

Date of Grant:	[●]
Name of Grantee:	[●]
Number of Restricted Stock Units:	[●] Shares
Vesting:	The Restricted Stock Units shall vest pursuant to the terms and conditions set forth in Section 4 of the Award Agreement.
Vesting Start Date:	[●]

The Restricted Stock Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 60 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 6 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.
This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.
EVOQUA WATER TECHNOLOGIES CORP.
By: __________________________________

Name: Title:

GRANTEE
By: ___________________________________

Name: [●] Title:

[SIGNATURE PAGE TO NOTICE OF RESTRICTED STOCK UNIT GRANT FOR THE EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN]

Exhibit A

AMENDED AND RESTATED EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT
AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and among Evoqua Water Technologies Corp. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Restricted Stock Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.
1.    No Right to Continued Employee Status or Consultant Service
Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Grantee.
2.    Grant of Restricted Stock Units
Subject to and upon the terms, conditions and restrictions set forth in this Award Agreement, including any additional terms and conditions for the Grantee’s country (for any Grantee outside the United States only) set forth in Appendix A that forms part of this Award Agreement, and in the Plan, the Company has granted to the Grantee, as of the Date of Grant, the number of Restricted Stock Units set forth in the Notice (the “Restricted Stock Units”). Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one (1) Share, subject to and upon the terms and conditions of this Award Agreement and the Plan.
3.    Term of Restricted Stock Units
This Award Agreement shall remain in effect until the Restricted Stock Units have fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.
4.    Vesting of Restricted Stock Units
(a)    Vesting Schedule. Subject to the remainder of this Section 4, the Restricted Stock Units will vest as to 1/3 on each of the first three (3) anniversaries of the Vesting Start Date, such that the Restricted Stock Units shall become fully (100%) vested as of the third (3rd) anniversary of the Vesting Start Date, subject to the Grantee not having Terminated as of the applicable vesting date.
Except as otherwise provided in Sections 4(b)-(e), if the Grantee Terminates for any reason, the portion of the Restricted Stock Units that has not yet vested as of such date shall terminate upon such Termination and be deemed to have been forfeited by the Grantee without consideration.
(b)    Change in Control.

(i)    If at any time before the Restricted Stock Units become vested (or are forfeited), and while the Grantee is providing services to the Company or a Subsidiary, a Change in Control occurs, then the Restricted Stock Units will vest in full (except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(b)(ii) to continue, replace or assume the Restricted Stock Units covered by this Award Agreement (the “Replaced Award”)).
(ii)    For purposes of this Award Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) that has a value at least equal to the value of the Replaced Award, (B) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (C) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, (D) that vests subject to the Grantee’s continued service to the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) on the same vesting schedule applicable to the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)    Subject to any applicable provisions set forth in an employment agreement between Grantee and the Company or any Subsidiary (the “Employment Agreement”) that would result in more favorable vesting of the Replacement Award for the Grantee, and notwithstanding the foregoing, if the Grantee is Terminated by the Successor without Cause within the 12-month period following a Change in Control or, if applicable, any longer period following a Change in Control to the extent set forth in an Employment Agreement, the portion of the Replacement Award that has not vested as of the date of such Termination shall become fully vested as of the date of such Termination or, if applicable, upon satisfaction of any other conditions set forth in the applicable Employment Agreement, including, without limitation, the execution of a release of claims. To the extent applicable, in the event that the period for executing and not revoking any such release of claims under an Employment Agreement begins in one taxable year of the Grantee and ends in a second taxable year of the Grantee, then, to the extent necessary to comply with Section 409A of the Code, the settlement of any units subject to the Replacement Award that vest pursuant to this Section 4(b)(iii) that would have otherwise been made in the first taxable year shall not be made until the second taxable year.

(c)    Termination of Service. Except as otherwise provided in this Section 4, if the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then the portion of the Restricted Stock Units that has not previously vested shall terminate as of the date of the Grantee’s Termination and be deemed to have been forfeited by the Grantee without consideration. If the Grantee incurs a Termination for Cause, then the Restricted Stock Units (including, for the avoidance of doubt, Restricted Stock Units that are unvested and vested but not yet settled) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.
(d)    Retirement. Subject to the remainder of this Section 4, if the Grantee has (x) (i) attained the age of 65 or (ii) attained the age of 55 and completed at least ten (10) consecutive years of service with the Company and (y) delivered written notice to the Company on or after meeting the requirements set forth in clause (x) of his or her intent to retire from the Company (such notice, a “Retirement Notice”) at least six months prior to the effective date of his or her retirement ((x) and (y), together, referred to as becoming “Retirement Eligible,” and the Termination of service referred to as the “Retirement”), the Grantee’s Restricted Stock Units shall, notwithstanding his or her Termination for any reason other than Cause prior to any applicable vesting date, continue to vest in accordance with Section 4; provided, however, that if the Company becomes aware of circumstances that would have given rise to the Grantee’s Termination for Cause, any Restricted Stock Units that remain unvested as of the date of the Company’s becoming aware of such circumstances shall be forfeited for no consideration. In addition, the Grantee’s portion of applicable payroll (FICA) taxes shall be withheld from the Grantee’s first paycheck to be disbursed immediately following the Grantee becoming Retirement Eligible, or such earlier date as may be required by applicable law, as determined by the Company in its sole discretion. For this purpose, the amount of payroll taxes due shall be based on the Fair Market Value of the Shares underlying the Restricted Stock Units that remained unvested as of immediately prior to the date on which the tax is assessed in accordance with the preceding sentence.
(e)    Death or Disability. If the Grantee incurs a Termination due to death or Disability, the portion of the Grantee’s Restricted Stock Units that have not previously vested shall become vested in full as of the date of the Grantee’s death or Termination due to Disability.
5.    Settlement
(a)    Subject to Section 5(b), within thirty (30) days following the date on which a portion of the Restricted Stock Units vests pursuant to Section 4 of this Award Agreement, the Company shall deliver to the Grantee one (1) Share in settlement of each Restricted Stock Unit that becomes vested on such vesting date.
(b)    Notwithstanding Section 5(a), to the extent that the Restricted Stock Units are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the Restricted Stock Units shall be settled on an accelerated basis within thirty (30) days after any of the following events in a manner and to the extent necessary to comply with Section 409A of the Code:
(i)    The occurrence of a Change in Control that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code (such circumstances, a “409A Change in Control”);
(ii)    The Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of Code (including by reason of Grantee’s Retirement)

within the 12-month period following a Change in Control that is a 409A Change in Control; or
(iii)    The Grantee’s death or Disability (within the meaning of Section 409A(a)(2)(A)(ii) of the Code).
(c)    Notwithstanding anything to the contrary in this Section 5, if the Grantee is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of Code), any portion of the Restricted Stock Units subject to Section 409A of the Code payable to the Grantee as a result of the Grantee’s “separation from service” within six (6) months following the Grantee’s “separation from service” shall to the extent necessary to comply with Section 409A of the Code instead be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the “separation from service,” or, if earlier, the date of the Grantee’s death.
6.    Prohibited Activities
(a)    No Sale or Transfer. Unless otherwise required by law, the Restricted Stock Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Restricted Stock Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state, local, or foreign tax authority.
(b)    Right to Terminate Restricted Stock Units and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (i) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement (as defined below) to which the Grantee is a party, or (ii) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (iii) the Grantee engages in any activity prohibited by this Section 6 of this Award Agreement, or (iv) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or (v) the Grantee is convicted of a felony against the Company or any of its affiliates or (vi) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party (as applicable), then, in addition to any other rights and remedies available to the Company, to the extent permitted by applicable law, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock Units (including the vested portion of the Restricted Stock Units) without consideration, which shall be of no further force and effect. “Restrictive Agreement” shall mean (x) for any Grantee who is not a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee and (y) for any Grantee who is a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee. Notwithstanding anything in this Award Agreement or the Plan to the contrary, nothing in this Award Agreement or Plan prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
(c)    Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 6 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 6 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.
7.    No Rights as Stockholder
The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Restricted Stock Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a stockholder of record on the books of the Company following delivery of the Shares in settlement of the Restricted Stock Units.
8.    Taxation Upon Settlement of the Restricted Stock Units; Tax Withholding; Parachute Tax Provisions
The Grantee understands that the Grantee will recognize income, for federal, state, local, or foreign income tax purposes, as applicable, in respect of the vesting and/or settlement of the Restricted Stock Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.
The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Restricted Stock Units. The Company shall withhold from any amount payable to the Grantee an amount sufficient to cover any federal, state, local, or foreign withholding taxes which may become required with respect to such vesting and settlement or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Restricted Stock Units. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Restricted Stock Units. In the event of any remaining tax balance, the Grantee will be required to deliver a check for that amount payable to the Company before the Shares are deposited into the Grantee’s plan account. In connection with the grant of the Restricted Stock Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit 1 attached hereto.
9.    Securities Laws
Upon the acquisition of any Shares pursuant to the settlement of the Restricted Stock Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. The Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Restricted Stock Units in any way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Restricted Stock Units.
10.    Modification, Amendment, and Termination of Restricted Stock Units
Except as set forth in Section 12(b) hereof and the Plan, this Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part if such modification or termination would materially and adversely alter or impair the rights or obligations of a Grantee under this Award Agreement, without the consent of the Grantee.
11.    Notices
Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (a) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (b) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (c) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (d) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
(i)    If to the Company at the address below:
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Phone:    (724) 772-0044
Attention:    General Counsel
(ii)    If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.
12.    Award Agreement Subject to Plan and Applicable Law
(a)    This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement and as further described in Section 18 hereof. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.
(b)    For the avoidance of doubt, with respect to any Grantee outside of the U.S., if the application of the vesting provisions as set forth in Sections 4(b)-(e) hereof is invalid or impracticable under applicable local law, the terms of Sections 4(b)-(e) hereof shall either be amended or be deemed not to apply to such Grantee, as determined in the sole discretion of the Committee. All determinations made and actions taken with respect to this Section 12(b) shall be made in the sole discretion of the Committee.

(c)    Notwithstanding anything in this Award Agreement to the contrary, the Grantee acknowledges and agrees that this Award Agreement and the award of Restricted Stock Units described herein are subject to the terms and conditions of any Company clawback policy as may be in effect from time to time, including, without limitation, any such policy specifically implemented pursuant to Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded).
(d)    This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.
13.    Section 409A
The Restricted Stock Units are intended to be exempt from (or compliant with) Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.
14.    Non-U.S. Addendum
Notwithstanding any provisions in this document to the contrary, the Restricted Stock Units will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if the Grantee is not a resident of any of the countries listed on Appendix A as of the Date of Grant, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Award Agreement.
15.    Headings and Capitalized Terms
Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.
16.    Severability and Reformation
If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

17.    Binding Effect
This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.
18.    Entire Agreement
This Award Agreement, together with the Plan, and, to the extent incorporated herein, the applicable provisions of any applicable Employment Agreement that would result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Restricted Stock Units, supersede all prior written and oral agreements and understandings among the parties as to its subject matter and constitute the entire agreement of the parties with respect to the subject matter hereof; provided, however, that this Section 18 shall not apply to any of the Grantee’s obligations relating to non-disclosure or non-use of confidential or proprietary information, non-disparagement, non-solicitation, non-hire and non-competition under any Restrictive Agreement to which the Grantee is bound. If there is any conflict between the Notice, this Award Agreement, the Plan and any Employment Agreement, then the applicable terms of the Plan shall govern; provided, however, that to the extent the applicable provisions of the Employment Agreement would result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Restricted Stock Units, the Employment Agreement shall govern (to the extent not inconsistent with the terms of the Plan). For purposes of clarity, this Section 18 shall also apply to any outstanding Restricted Stock Units that have been granted to the Grantee pursuant to any other Award Agreement such that such Restricted Stock Units remain subject to the applicable provisions of any applicable Employment Agreement regarding the vesting of equity awards (and the execution and non-revocation of any release of claims relating thereto) including to the extent such provisions result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Restricted Stock Units.
19.    Waiver
Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.